EXHIBIT 2



FOR IMMEDIATE RELEASE
---------------------

                POKER.COM INC. TERMINATES CASINO SOFTWARE LICENSE

VANCOUVER, CANADA, April 8, 2003 - Poker.com Inc. (OTCBB: PKER) announced today that it has delivered notice of termination to Trimon Systems Inc. in relation to a software master license executed July 31, 2001.

The software master license provided the Company with the ability to market casino style games to companies engaging in playing casino style games online. The termination does not relate in any way to the poker software licenses owned by Poker.com Inc.

Management and the board of directors of Poker.com Inc. have determined that the Trimon Systems Inc. software was not providing the expected return on the investment and that the Company should concentrate its resources on its patent pending Skill Poker system, a legal method of playing poker online for money.

In accordance with the terms and conditions of the license, there was no expense relating to the termination. Poker.com Inc. will no longer be required to pay monthly maintenance fees and will curtail the operations of the existing casinos in the near future.

On behalf of the Board of Directors,

Mr. Mark Glusing
President

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING INFORMATION AND STATEMENTS CONCERNING THE COMPANY'S OPERATIONS, PERFORMANCE AND FINANCIAL
CONDITION, INCLUDING, IN PARTICULAR; THE ABILITY OF THE COMPANY TO DEVELOP THE SOFTWARE TECHNOLOGY IN CONNECTION WITH THE SKILL POKER PROVISIONAL PATENT; COMPETITION FROM OTHER GAMING COMPANIES TO DEVELOP AND MARKET SKILL BASED GAMING IN NORTH AMERICA; THE ABILITY OF THE COMPANY TO SUCCESSFULLY MARKET ONLINE GAMING SITES THAT ARE FOR SKILL BASED GAMING. THESE STATEMENTS ARE BASED UPON A NUMBER OF UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THIS DOCUMENT IS NOT INTENDED TO BE AND IS NOT AN ADVERTISEMENT FOR ANY SECURITIES OF THE COMPANY.

                                      -30-

For further information please contact:

Poker.com Inc.
Investor Relations
630 - 1188 West Georgia Street
Vancouver, B.C.
Canada, V6E 4A2

Tel:   (604) 689-5998
Fax:   (604) 689-8988
Email: Info@skillpoker.com
Url:   www.skillpoker.com


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